Exhibit (d)(22)(b)

AMENDMENT NO. 1 TO

SUBADVISORY AGREEMENT

This AMENDMENT made effective the 1st day of July, 2016, to the Subadvisory Agreement made January 1, 2011 (the “Agreement”), by and among J.P. Morgan Investment Management Inc., a Delaware corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”), and Pacific Funds Series Trust, a Delaware Statutory Trust formerly known as Pacific Life Funds (the “Trust”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Subadviser, and Trust (together, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.          The following is added to the end of the first paragraph of Section 2, titled Subadviser Duties:

“With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Subadviser shall review on a quarterly basis trades that were executed by the Portfolio’s custodian to determine whether the executions received were reasonable and agrees to promptly notify the Investment Adviser if an execution was not, in its reasonable determination, reasonable. The Subadviser is authorized, on behalf of the Portfolio, to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Portfolio’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any reasonable and customary documentation and the representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. At the request of the Subadviser, the Investment Adviser will provide representations and warranties to the Subadviser for the Subadviser to rely upon when giving the same representations and warranties in account documentation. The Subadviser is authorized to effect cross transactions between the Portfolio and other accounts managed by the Subadviser and its affiliates in accordance with Trust procedures.”

2.          The first sentence of subsection 2(a) is amended by deleting the period at the end of the sentence and adding the following:

“; (8) the applicable provisions of the Advisers Act and all applicable rules and regulations and regulatory guidance thereunder, and releases and interpretations related thereto, including performing its obligations under this Agreement as a fiduciary to each Portfolio; and (9) the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser).”

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3.         The following is added to the end of subsection 2(e):

“Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall be responsible for any resulting direct loss incurred by the Trust as a direct result of the Subadviser’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement.”

4. Subsection 2(f) is replaced in its entirety with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) providing the following valuation assistance services to the Trust:

  i.       promptly notifying the Investment Adviser in the event the value of any holding of the Portfolio does not appear to reflect corporate actions, news, or other significant events; where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Trust’s valuation policy and procedures or under those policies and procedures of the Subadviser used to determine the fair value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

 ii.       verifying pricing and providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii.       designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its

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financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.      upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

 v.      maintaining adequate records and written backup information with respect to the valuation assistance services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records.

The Subadviser has written procedures that address the valuation assistance provided to the investment advisers and custodians of mutual funds it subadvises. If Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f) of this Agreement that directly results in the Portfolio having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy), Subadviser shall be responsible for any resulting direct loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.”

5.	Subsection 2(g) is replaced in its entirety with the following:

“will maintain and preserve such records related to a Portfolio’s transactions as required under the 1940 Act, the Advisers Act, and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA). The Subadviser will make available to the Trust and the Investment Adviser promptly upon reasonable advance request, any of the Portfolio’s investment records and ledgers maintained by the Subadviser (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Trust), as are reasonably necessary to assist the Trust and the Investment Adviser in complying with requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act (including the rules and regulations of the CFTC and NFA) as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports specifically related to the Portfolio in connection with such services which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.”

6.	Subsection 2(i) is replaced in its entirety with the following:

“will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Subadviser shall certify to the Investment Adviser

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that (a) the Subadviser had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code of Ethics contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act, as amended) from violating the Code of Ethics, and that (c), except as otherwise disclosed, there have been no material violations or material changes of the Code of Ethics or, if a material violation has occurred, the substance of the material violation, whether the violation involved a Portfolio (including any of its holdings or trading), the role of the person subject to the violation with respect to the Portfolio(s) and that appropriate action has been taken in response to such violation. Upon written request of the Investment Adviser or the Trust, with respect to violations of the Code of Ethics potentially affecting the Portfolio the Subadviser shall permit representatives of the Investment Adviser and the Trust to examine the reports (or summaries of such reports with non-public personal identification information redacted) required to be made under the Code of Ethics relating to enforcement of the Code of Ethics. Notwithstanding anything herein to the contrary, the Subadviser shall not redact any information from such report or report summary that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including name or title of a person directly involved in the management of the Portfolio.”

7.	The first sentence of subjection 2(q) is replaced in its entirety with the following:

“will provide reasonable assistance to the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including providing, upon request, notice of any regulatory exam that has occurred and any material deficiencies found, and providing notice of any material changes to business operations that will likely, in the Subadviser’s reasonable determination, adversely affect the services provided by Subadviser under this Agreement, provided that the provision of such notices are permitted under applicable law.”

8.	Subsection 2(r) is replaced in its entirety with the following:

“will comply with any Trust policies and procedures applicable to subadvisers, including the Trust’s policy on selective disclosure of holdings of portfolios of the Trust (the “Disclosure of Portfolio Holdings Policy”), as provided in writing to the Subadviser and as may be amended from time to time. As such, the Subadviser agrees not to trade on non-public holdings information of the Portfolio in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Subadviser to govern trading of its employees. Notwithstanding the foregoing, the Investment Adviser agrees that the Subadviser has full authority to trade based on its knowledge of the non-public portfolio holdings of the Portfolio in managing the Portfolio and other clients’ portfolios. Compliance with the Disclosure of Portfolio Holdings Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the Portfolio that meet the minimum requirements of the Disclosure of Portfolio Holdings Policy. The Investment Adviser hereby agrees to provide the Subadviser with copies of any revised Disclosure of Portfolio Holdings Policy. The Subadviser will provide any such agreements to the

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Investment Adviser or the Trust, along with any amendments or supplements thereto, (or applicable excerpts of such agreements or amendments) from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Trust, provided however that the Subadviser may provide only those parts of the agreements (or applicable excerpts of those parts of the agreements) that relate to compliance with the Trust’s Disclosure of Portfolio Holdings Policy. The Subadviser agrees to provide a certification with respect to compliance with Trust procedures as may be reasonably requested by the Trust from time to time. The Investment Adviser and the Trust acknowledge that the Subadviser manages other accounts, including other mutual funds, following the same investment strategy as the Portfolio and that such accounts may have different portfolio holdings disclosure policies.”

9.	Subsection 2(v) is replaced in its entirety with the following:

“will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by the Portfolio. The Subadviser will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Portfolio.”

10.	The following is added as new subsection 2(y):

will (i) identify each position in a Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually of any BDC positions, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.”

11.	The following is added as new subsection 2(z):

“will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to the Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for the Trust. Subadviser agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Subadviser agrees that it will provide, upon request, all reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Subadviser also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.”

12.	The following is added as new subsection 2(aa):

“will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will make available to the Trust and the Investment Adviser a summary of the Subadviser’s BCP and of the results of any recent testing, and any other information related to Subadviser’s BCP that the Investment Adviser may reasonably request from time to time and that the Subadviser, in its sole discretion, determines is not confidential proprietary information.”

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13.	The following is added as new subsection 2(bb):

“will comply with all federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), that are applicable to the Subadviser’s management of the Portfolio and, upon reasonable request, will provide a list of broker-dealers (including contact names and contact information) used to execute Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. The Portfolio Manager is liable to the Fund for losses, penalties, fines, or assessments brought against the Fund for failure to apply withholding taxes for payments sent to a broker that the Portfolio Manager transacts with on behalf of the Fund that is not FATCA compliant if such failure to apply withholding taxes is a direct result of the Portfolio Manager’s action or inaction. To the extent either party to a trade withholds tax from the payment of any amount in accordance with FATCA, the party withholding such tax shall not be obligated to reimburse the other party for such tax nor shall the other party be entitled to reimburse itself for such tax by means of offset against any amount it pays to the party that withheld such tax or by any other means. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser.

14.      Section 10, titled Books and Records, is replaced in its entirety with the following:

“In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, the Subadviser hereby agrees that all records which it maintains for the Portfolio(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Investment Adviser’s request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Subadviser is required to maintain such records under applicable law, although the Subadviser may, at its own expense, make and retain a copy of such records.”

15.       Subsection (a) of Section 14, titled Liability, is replaced in its entirety with the following:

“(i) Except as may otherwise be required by the provisions of this Agreement (including under Section 15, titled Indemnification), the 1940 Act or the rules thereunder or other

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applicable law, the Trust and the Investment Adviser agree that the Subadviser, any affiliated person of the Subadviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Subadviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Subadviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Subadviser’s duties, or by reason of reckless disregard of the Subadviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or Investment Adviser may have under federal or state securities laws; and (ii) except as may otherwise be required by the provisions of this Agreement (including under Section 15, titled Indemnification), the 1940 Act or the rules thereunder or other applicable law, the Subadviser agrees that the Trust and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Trust or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Trust’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Trust’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Subadviser may have under federal or state securities laws.”

16.	Section 15, titled Indemnification, is replaced in its entirety with the following:

“(a)      The Subadviser agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Subadviser’s responsibilities to the Trust which directly result from (i) any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Subadviser’s obligations and/or duties under this Agreement by the Subadviser or by any of its directors, officers or employees, or any affiliate or delegate (as defined in Section 22 of this Agreement, “Delegate”) acting on behalf of the Subadviser (other than a PL Indemnified Person), (ii) the Subadviser’s or its Delegate’s breach of any provision of this Agreement, including breach of any representation or warranty, or (iii) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person or Delegate of the

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Subadviser (other than a PL Indemnified Person) for inclusion in such Registration Statement or prospectus, provided, however, that in no case is the Subadviser’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

(b)       The Investment Adviser agrees to indemnify and hold harmless the Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Subadviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Subadviser (collectively, “Subadviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Subadviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Trust which directly result from (i) any willful misfeasance, bad faith or gross negligence, or reckless disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate or Delegate acting on behalf of the Investment Adviser (other than a Subadviser Indemnified Person), (ii) the Investment Adviser’s or its Delegate’s breach of any provision of this Agreement, including breach of any representation or warranty, or (iii) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person or Delegate of the Subadviser (other than a PL Indemnified Person) for inclusion in such Registration Statement or prospectus, provided however, that in no case is the Investment Adviser’s indemnity in favor of the Subadviser Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.”

17.       In the last paragraph of Section 16, titled Duration and Termination, subsection (ii) is replaced in its entirety with the following:

“(ii) the Section or Paragraph numbered 2(g) for a period of six years, and 2(m), 2(t), 2(v), 10, 11, 13, 14, 15, 17, 18, 19, 24 and 25 of this Agreement as well as any applicable provision of this Paragraph numbered 16 shall remain in effect.”

18.         Subsection (a) of Section 17, titled Use of Name, is replaced in its entirety with the following:

“It is understood that the name “Pacific Life Insurance Company,” “Pacific Life Fund Advisors LLC,” “Pacific Asset Management,” “Pacific Life Funds”, and “Pacific Funds Series Trust” or “Pacific Funds” and any abbreviated forms and any derivatives thereof and any logos associated with those names (including, without limitation, the whale logo) are the valuable property of the Investment Adviser and its affiliates, and that the Subadviser shall not use such names (or abbreviations, derivatives or logos) without the prior written approval of the Investment Adviser and only so long as the Investment Adviser is an investment adviser to the Trust and/or the Portfolio(s). Upon termination of this Agreement, the Subadviser shall forthwith cease to use such names (or abbreviations, derivatives or logos).”

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19.	The following is added to the end of Section 18, title Limitation of Liability:

“For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.”

20.	Section 19, titled Notices, is replaced in its entirety with the following:

“All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

(a)	if to the Subadviser, to:

J.P. Morgan Investment Management Inc.

460 Polaris Parkway, 4th Floor

Westerville, OH 43082

Attention: –Jeffery Reedy

Email: jeffery.x.reedy@jpmorgan.com

Telephone number: 614-213-2094

(b)	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and Fund Advisor

General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

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(c)	if to the Trust, to:

Pacific Funds Series Trust

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767”

21.	Section 24(a), titled Miscellaneous is replaced in its entirety with the following:

“This Agreement shall be governed by the laws of Delaware without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of Delaware for any claims, suits, actions or proceedings arising out of or in any way relating to this Agreement, and hereby irrevocably agree that all claims in respect of such suit, action or proceeding shall be brought exclusively in the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act. The parties hereto irrevocably agree and acknowledge that this Agreement does not create any third party beneficiaries, whether express or implied.”

22.	The following is added as new subsection 24(f):

“No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.”

23.	The following is added as new Section 25, titled Confidentiality:

“In addition to other provisions of this Agreement related to confidentiality obligations of the parties, but only to the extent not inconsistent with Sub-paragraph 2(m) of this Agreement, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(r) hereof or as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, (other than Confidential Information required to be disclosed by law or regulatory authorities) such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to

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commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 25 for any unauthorized disclosure of Confidential Information by such recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law or regulatory authorities, notify the other party of such disclosure as soon as reasonably practicable.”

24.	The following is added as new Section 26, titled Other Regulatory Matters:

“The Investment Adviser represents and warrants that (1) it and each Portfolio is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Subadviser reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Portfolio for which the Investment Advisers has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Portfolio, to then register and operate as a commodity pool operator on behalf of the Portfolio, or (b) if the Investment Adviser is registered as a commodity pool operator on behalf of the Portfolio, operate such Portfolio under an exclusion or exemption from registration with the CFTC.”

 Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Jeffrey A. Reedy
Name: Jeffrey A. Reedy
Title: Vice President

PACIFIC LIFE FUND ADVISORS, LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary

PACIFIC FUNDS SERIES TRUST

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

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